Exhibit 4.3
PAYLESS SHOESOURCE, INC.
PROFIT SHARING PLAN
FOR PUERTO RICO ASSOCIATES
As Amended Effective January 1, 2007, or as otherwise specified.

i

PAGE
19.03 Distribution in Event of Termination of Trust	51
19.04 Administration in Event of Continuance of Trust	51
19.05 Merger, Consolidation or Transfer	52
SECTION 20	52
Construction	52
20.01 Applicable Law	52
20.02 Gender and Number	52

v

PAYLESS SHOESOURCE, INC.
PROFIT SHARING PLAN FOR PUERTO RICO ASSOCIATES
INTRODUCTION
     Effective April 1, 1996, Payless ShoeSource, Inc. (“Payless”) withdrew from and ceased to be a participating Employer in The May Department Stores Company Profit Sharing Plan (the “May Plan”) and established the Payless ShoeSource, Inc. Profit Sharing Plan (the “Payless Plan”). The Payless Plan, as adopted, covered eligible Associates employed in Puerto Rico by Payless ShoeSource of Puerto Rico, Inc. (“Payless PR”). Effective January 1, 1997, a portion of the Payless Plan covering Associates employed by Payless PR was spun off and established a new plan, Payless ShoeSource, Inc. Profit Sharing Plan for Puerto Rico Associates (the “Plan”), which was adopted by Payless PR as an adopting Employer.
     Effective March 20, 2000, or as otherwise specified, Payless amended and restated the Plan primarily to include provisions for loans, the acceptance of rollover contributions from other qualified plans, a change to daily valuation, other miscellaneous changes and to comply with the tax laws of Puerto Rico. Such amendment and restatement applies only to Associates or former Associates who were employed by an Employer on or after the effective date(s) of the respective amended provisions, and the rights and benefits of persons thereunder are to be determined solely in accordance with the provisions of the Plan in effect on the date an Associate’s employment was or is terminated. Notwithstanding the preceding sentence, the change in valuation date became effective for all Associates and former Associates, without regard to employment after the effective date.
     Effective May 1, 2002, the Plan was amended and restated primarily to permit Full-Time Associates to participate in the Plan upon the completion of 90 days of employment service with a participating Employer or other member of the Group. The Plan was also amended and restated effective January 1, 2003 to reflect new terms governing required minimum distributions. The Plan was further amended as specified to provide for a guaranteed minimum Company Matching Contribution. Additional amendments were made effective January 1, 2006 to permit Full-Time Associates to make elective contributions to the Plan after completing 60 days of employment and to be eligible to receive the Company Matching Contribution after completing 180 days of employment. Additionally, the Plan was amended to provide further clarification on the definition of a “hardship”. The Plan was further amended effective January 1, 2007 to provide for part-Time Associates to be eligible to participate in the Plan upon turning age 21 and completing a full year of employment and to remove the re-employment provision specified under Section 2.02.
     The terms and provisions of this new Plan are as follows:

SECTION 1
Definitions
     1.01 Accounts means the Company Accounts and Member Accounts established under Section 6.
     1.02 Administrative Delegate means one or more persons or institutions to which the Committee has delegated certain administrative functions pursuant to a written agreement.
     1.03 After-Tax Contributions means Member Contributions which are not Before-Tax Contributions and which are made by the Member in accordance with Section 4.01(a).
     1.04 Allocation Pay Amount means with respect to each eligible Member, (a)  one (1)  times the amount of Pay as defined in Section 1.33 up to the Social Security Wage Base (“SSWB”) for the Plan Year, plus (b)  two (2)  times the amount of such Pay in excess of the SSWB for the Plan Year. Notwithstanding any provision of this Section 1.04 or of Section 3.03 to the contrary, in no event shall the percentage of Members’ Pay to be allocated for any year below the SSWB be less than fifty percent (50%) of the percentage of Pay allocated with respect to Members’ Pay in excess of the SSWB, nor may the latter percentage of Pay (above the SSWB) exceed the former percentage of Pay (below the SSWB) by more than 5.7% (or such other percentage as may be the maximum permitted differential under US Code Section 401(1) from time to time).
     In determining each eligible Member’s Allocation Pay Amount, only Pay received during the part of the Plan Year the Member is eligible for the Company Contribution feature of the Plan, pursuant to Section 2, shall be considered, and the SSWB to be applied for such Member shall be proportionally prorated if such eligibility is for less than a full Plan Year.
     Notwithstanding the foregoing, with respect to any Plan Year for which applying the definition of Allocation Pay Amount set forth above would cause the allocation made pursuant to Section 3.03 to violate the permitted disparity limitations of US Treas. Reg. Section 1.401(l)-2, Allocation Pay Amount shall be adjusted to permit Section 3.03 to operate in compliance with the limitations of US Treas. Reg. Section 1.401(l)-2.
     1.05 Associate means any person employed by Payless PR who receives Pay from Payless PR. The term Associate also may include, based upon the express written determination of the Company or the Committee, a person who receives Pay from sources within Puerto Rico and who is employed, at the request of the Company or the Employer, by a member of the Group (defined in Section 1.21) to the extent such employee otherwise qualifies for membership under Section 2, in which case such Group member shall be deemed to be an “Employer” hereunder, as to such person or persons only. The term

“Associate” shall not include (i)  any person covered under a collective bargaining agreement unless and until the Employer and the collective bargaining representatives so agree, (ii)  any non-resident alien who received no earned income from the Employer from sources within Puerto Rico, and (iii)  any “leased employee” within the meaning of US Code Section 414(n)(2). The term “Associate” may include, where appropriate, Associates of Payless or other related Employers who are transferred to the Employer or as otherwise may be necessary or appropriate in construing the Plan under applicable law. In the event that an individual who was not classified as an employee or a common-law employee is legally reclassified as an employee or a common-law employee of the Employer, such employee shall only be considered to be an employee at the time of such reclassification, or, if later, at the time that such individual is initially treated as an employee or common-law employee on the payroll records of the Company.
     1.06 Authorized Leave of Absence means any leave of absence authorized by the Employer under rules established by the Employer.
     1.07 Before-Tax Contributions means contributions which the Member elects (in accordance with Section 4.01(b)) to have the Employer make directly to the Plan on behalf of the Member, which election shall constitute an election under PR Code Section 1165(e)(2)(A). The “Member’s Before-Tax Contributions” shall refer to Before-Tax Contributions made to the Plan by the Employer on behalf of the Member.
     1.08 Beneficiary means the person or persons entitled under Section 9.02 to receive any payments payable under this Plan on account of a Member’s death.
     1.09 Board means the Board of Directors of the Company.
     1.10 US Code means the U.S. Internal Revenue Code of 1986, as amended from time to time.
     1.11 Committee means the Profit Sharing Committee comprised of three or more members as determined and appointed from time to time by the Board. Unless determined otherwise by the Board, the Committee shall constitute the Profit Sharing Committee of the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan from time to time.
     1.12 Company or Payless means Payless ShoeSource, Inc., a Delaware corporation, and any other organization which may be a successor to it.
     1.13 Company Accounts means accounts reflecting the portion of each Member’s interest in the Investment Funds which are attributable to Company Matching Contributions (“Company Matching Accounts”) and to Company Profit Sharing Contributions (“Company Profit Sharing Accounts”) and to any contributions made by an Employer under Prior Plans, as well as to any income and/or earnings attributable to such Company Contributions and Prior Plan contributions.

     1.14 Company Matching Contributions means contributions made by the Company, based on a Member’s Before-Tax and/or After-Tax Contributions, pursuant to Section 3.02.
     1.15 Company Profit Sharing Contributions means discretionary contributions made by the Company, based on Net Profits, pursuant to Section 3.01.
     1.16 Effective Date means March 20, 2000 or as otherwise specified herein.
     1.17 Employer or Payless PR means Payless ShoeSource of Puerto Rico, Inc. and any other entity affiliated with the Company which elects, with the consent of the Company, to participate herein.
     1.18 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, to the extent applicable to the Plan.
     1.19 Fiduciary means the Employer, the Trustee, each of the members of the Committee described in Section 14, and any investment manager designated pursuant to Section 15.
     1.20 Fiscal Year means the Company’s Fiscal Year.
     1.21 Group means the Company, the Employer, and any other company which is related to the Company or Employer as a member of a controlled group of corporations in accordance with ERISA Section 210(c), or as a trade or business under common control in accordance with ERISA Section 210(d). For the purposes of the Plan, for determining whether or not a person is an employee of the Group and the period of employment of such person, each such other company shall be included in the “Group” only for such period or periods during which such other company is a member with the Company or Employer of a controlled group or under common control. In determining Hours of Service, Years of Service and Vesting Service for all purposes hereunder, employment with any member of the Group shall be included. Members of an affiliated service group under US Code Section 414(m) will also be part of the Group.
     1.22 Hour of Service means any hour for which an Associate (including a leased employee) is directly or indirectly compensated, or entitled to compensation, by the Company, the Employer or any other member of the Group, whether or not such Group member has adopted the Plan, for any of the following:
          (a)  the performance of duties during the applicable computation period;
          (b) a period during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, Military Service, or Authorized Leave of Absence;

          (c)  a period for which back pay is awarded or agreed to, provided that no Hour of Service has been credited under subsection (a)  or (b)  with respect to the same period.
     Hours of Service and applicable computation periods shall be determined in accordance with the requirements of 29 C.F.R. Section 2530.200b.
     1.23 Investment Fund means any fund for investment of contributions as described in Section 5.01.
     1.24 May Plan means The May Department Stores Company Profit Sharing Plan.
     1.25 Member means any person included in the membership of this Plan as provided in Section 2.
     1.26 Member Accounts means the Member Before-Tax Accounts, the Member After-Tax Accounts and the Member Rollover Contribution Accounts. To the extent an Associate makes a Rollover Contribution pursuant to Section 11.02 and the Associate is otherwise eligible but has not yet completed the participation requirements of Section 2.01, such contribution shall also be a Member Account.
     1.27 Member After-Tax Accounts means the Member Accounts with respect to a Member’s After-Tax Contributions.
     1.28 Member Before-Tax Accounts means the Member Accounts with respect to a Member’s Before-Tax Contributions.
     1.29 Member Contributions means the Member’s Before-Tax Contributions and After-Tax Contributions.
     1.30 Member Rollover Contribution Accounts means the Member Accounts with respect to an Associate’s or Member’s Rollover Contributions.
     1.31 Military Service means effective December 13, 1996, any period of obligatory military service with the Armed Forces of the United States of America, or voluntary service in lieu of such obligatory service, provided that the Associate returns to active employment with the Employer within the period during which the Employer would be required to re-employ the Associate under Federal law. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified Military Service will be provided in accordance with the Uniform Services Employment and Reemployment Rights Act and US Code Section 414(u).

     1.32 Net Profits means the consolidated net profits of the Company for any given Fiscal Year, determined by generally accepted accounting principles except that (i)  no deduction or provision shall be made for any federal, state or other taxes measured by net income nor for any contributions to the Trust or to any other pension or profit sharing plan, and (ii)  there shall be excluded any proceeds from life insurance of which the Company or the Employer is beneficiary (whether paid in a single sum or otherwise) and any gains or losses on the sale of capital assets. Such term shall also mean any accumulated and undistributed Net Profits (as defined in the preceding sentence) earned in prior Fiscal Years to the extent that such accumulated and undistributed Net Profits constitute surplus of the Company and its subsidiaries available for contributions hereunder.
     1.33 Pay means the aggregate of (i)  all regular pay, commissions, overtime pay, cash incentives, and prizes and cash awards, plus (ii)  amounts which the Associate elects to have the Employer contribute directly to the Plan on the Associate’s behalf in accordance with Section 4.01(b). Pay shall include any amounts not otherwise includable in the Member’s taxable income pursuant to US Code Section 125. Pay shall not include amounts for a pension, a retirement allowance, a retainer or a fee under contract, deferred compensation (including amounts deferred under the Deferred Compensation Plan of Payless ShoeSource, Inc.), severance pay, distributions from this Plan or items of extraordinary income including but not limited to amounts resulting from the exercise of stock options, spinoff cash, spinoff stock and restricted stock awards. Pay in excess of $170,000 shall be disregarded, although such amount shall be adjusted at the same time and in such manner as permitted under US Code Section 415(d).
     1.34 Pooled Investment Account means an account established pursuant to an administrative services agreement between the Company and the Trustee.
     1.35 Plan means this Payless ShoeSource, Inc. Profit Sharing Plan for Puerto Rico Associates, as amended from time to time.
     1.36 Plan Year means a calendar year ending each December 31.
     1.37 PR Code means the Puerto Rico Internal Revenue Code of 1994, as amended from time to time.
     1.38 Prior Plan means The May Department Stores Company Profit Sharing Plan, the Volume Shoe Corporation Profit Sharing Plan, the Payless ShoeSource, Inc. Profit Sharing Plan and such other qualified plan as may be so designated by the Committee.
     1.39 Qualified Domestic Relations Order means a “qualified domestic relations order” as that term is defined in ERISA Section 206(d)(3), provided that such order was entered on or after January 1, 1985.

     1.40 Retirement means a Member’s termination of employment on or after age 55 and after completing at least five (5)  Years of Service or attaining the fifth anniversary of participation, as of which date the Member’s benefit shall be nonforfeitable.
     1.41 Rollover Contributions means contributions which the Associate or Member, as applicable, elects to make in accordance with Section 11.02.
     1.42 Social Security Wage Base means, with respect to each Plan Year, the maximum amount of wages which are subject to tax in such year under the Federal Old Age, Survivors and Disability Insurance System.
     1.43 Total and Permanent Disability or Disability means the qualification for disability benefits under Title 11 of the Federal Social Security Act.
     1.44 Transferred Accounts means Member and Company Accounts transferred from a Prior Plan.
     1.45 Trust Agreement means the agreement or agreements provided for in Section 14, as amended from time to time.
     1.46 Trust Fund means all the assets of the Investment Funds, including assets transferred from a Prior Plan, which are held in one or more trusts by the Trustee or Trustees for the purposes of this Plan.
     1.47 Trustee means the corporation(s), person or persons which may at any time be acting as Trustee or Trustees under the Trust Agreement.
     1.48 Unit means one of the units representing an interest in an Investment Fund as provided in Section 6.03.
     1.49 Unit Value means the value of each Unit in an Investment Fund as of the Valuation Date as determined pursuant to Section 6.04.
     1.50 Valuation Date means any day that the New York Stock Exchange is open for business or any other date chosen by the Committee. Prior to March 31, 2000, Valuation Date means the last business day of each calendar month and any other date chosen to perform a valuation.
     1.51 Year of Service for purposes of determining eligibility under Section 2 means a year of employment during which the Associate has been paid for not less than 1,000 Hours of Service for an Employer or any other member of the Group. An Associate shall be credited with a year of employment on each anniversary date of his commencement of employment with an Employer during which he earns not less than 1,000 Hours of Service for an Employer or any other member of the Group. Periods of temporary illness, temporary layoff, Military Service, and Authorized Leaves of Absence shall not be deemed as breaking continuity of employment and shall be counted in determining Years of Service. The term “Year of Service” shall also include an employment year during which, except to the extent otherwise provided in the US Treasury Regulations, a “leased employee” within the meaning of US Code Section 414(n) has been paid for not less than 1,000 Hours of Service for the Employer even though during such period the leased employee was not an Associate as defined in Section 1.05. The term “Year of Service” shall include any period required to be included by the Family and Medical Leave Act of 1993.
The extent to which service with another organization, part or all of whose business operations are acquired by the Company (or by an Employer), shall be credited as “Years of Service” hereunder or as “Vesting Service” under Section 1.52 shall be determined by the Company or by the Committee on a case-by-case basis.
     1.52 Vesting Service for purposes of determining a Member’s vested interest under Section 6.07 is based on “elapsed time” and is to be determined in accordance with the following definitions:
          (a)  “Employment Commencement Date” means the date upon which an Associate first performs an Hour of Service.
          (b)  “Hour of Service” means an hour for which an Associate is paid or entitled to payment for the performance of duties for the Employer or any other member of the Group.
          (c)  “Period of Service” means a period beginning on the Associate’s Employment Commencement Date (or Reemployment Commencement Date, as the case may be) and ending on his Severance from Service Date.
          (d) “ Severance from Service Date” means the earlier to occur of:
          (i) the last date upon which an Associate terminates employment with the Employer or any other member of the Group (either voluntarily or involuntarily), retires or dies; or
          (ii) the first anniversary of the date upon which the Associate was first absent from service with the Employer (with or without pay) for any other reason (i.e., vacation, sickness, disability, leave of absence or layoff).
Notwithstanding the foregoing, the Severance from Service Date of an Associate who is absent from service with the Employer beyond the first anniversary of the first day of such absence on account of maternity or paternity (as described in ERISA Sections 202(b)(5)(A) or 203(b)(3)(E)) shall be the second anniversary of the first day of such absence; and the period of time between such first and second anniversaries shall not be treated as a Period of Service or as a Period of Severance.

          (e)  “Period of Severance” means a period beginning on an Associate’s Severance from Service Date and ending upon the Associate’s Reemployment Commencement Date.
          (f)  “Reemployment Commencement Date” means the first date, following a Severance from Service Date, upon which the Associate performs an Hour of Service for the Employer or any other member of the Group.
          (g)  “Service Spanning Rules” In determining whether or not an Associate has completed a twelve month Period of Service for purposes of vesting, the following Periods of Severance shall be treated as Periods of Service:
          (i) If an Associate terminates employment with the Employer (either voluntarily or involuntarily) or retires, and then performs an Hour of Service within the twelve month period beginning on the Severance from Service Date, such Period of Severance shall be treated as a Period of Service; and
          (ii) If an Associate terminates employment with the Employer (either voluntarily or involuntarily) or retires during an absence from service of twelve months or less for any reason other than a termination or retirement, and then performs an Hour of Service within a period of twelve months from the date the Employee was first absent from service, the Period of Severance shall be treated as a Period of Service.
SECTION 2
Membership
2.01 Conditions of Eligibility.
          (a)  Each Associate who on April 30, 2002, was a Member of or is eligible to be a Member of the Plan shall continue to be a Member of the Plan entitled to make Member Contributions pursuant to Section 4 and eligible to share in Company Contributions pursuant to Section 3.
          (b)  Each other Associate shall be eligible to become a Member of the Plan when the Associate attains age 21 and meets such other eligibility criteria for part-Time and Full Time Associates as set forth below. Once determined eligible, membership commences as of the first day of the month coincident with or following the date the Associate has met the applicable eligibility requirements. Such Associate shall be eligible:
          (i) to make Member Contributions pursuant to Section 4;

          (ii) to share in Company Matching Contributions pursuant to Section 3.02;
          (iii) to share in Company Profit Sharing Contributions, if any, pursuant to Section 3.01.
Notwithstanding the foregoing, effective January 1, 2006, a Full Time Associate shall be eligible to make Member Contributions pursuant to Section 4 as of the first day of the month coincident with or following the date he has completed 60 days of employment with the Employer and attained age 21. Further, a Full-Time Associate shall be eligible to receive a Company Matching Contribution coincident with or following the date he has completed 180 days of service with the Company and satisfied the requirements of Section 3.03. For the purpose of the preceding sentence, a “Full Time Associate” is an Associate classified on the Employer’s records as a Full Time Associate. In many locations, this means the Associate is normally scheduled to work 32 or more hours per week. However, the Associate’s classification on the Employer’s records, and not the actual number of hours worked in any period, determines Full Time status. Effective January 1, 2007, a Part Time Associate shall be eligible to make Member contributions pursuant to Section 4 as of the first day of the month coincident with or following the date he has completed one full year of employment. Prior to the effective date of January 1, 2007, Part Time Associates must have completed one full Year of Service to be eligible to make Member Contributions. Part Time Associates must complete one full year of employment and satisfy the requirements under Section 3.03 to be eligible to receive a Company Matching Contribution.
          (c)  Each Member shall be deemed to have elected to make a three percent (3%) Before-Tax Contribution pursuant to Section 4.01(b), commencing with the paycheck issued with respect to the first payroll period beginning on or after the first day of the month coincident with or following the date he met the foregoing eligibility requirements. Notwithstanding this “deemed” election, an Associate or Member may elect pursuant to procedures established by the Committee to not make, or to suspend making, said three percent (3%) automatic Before-Tax Contribution, or pursuant to Section 4.01(a) or (b)  to make an After-Tax or a Before-Tax Contribution of an amount other than three percent (3%).
          (d)  Only Associates employed by the Company’s Puerto Rican subsidiaries are eligible for membership hereunder. Any other Associate who has Accounts in this Plan, such Accounts shall continue to be revalued as of each succeeding Valuation Date pursuant to Section 6.04.

SECTION 3
Company Contributions
     3.01 Amount of Company Profit Sharing Contribution. The Company or an Employer may contribute to the Trust, as of the end of each Plan Year, a percentage of the Company’s Net Profits as a Company Profit Sharing Contribution. The amount of such contribution, if any, shall be determined by the Board of Directors in its discretion. Any such contribution shall be made as soon as practicable after the close of the Company’s Fiscal Year. All such contributions advanced to the Plan by the Company shall be reimbursed to the Company by the Employer.
     3.02 Amount of Company Matching Contribution. The Company, in its discretion, shall contribute to the Trust, as of the end of each Plan Year, such that the amount contributed to this Plan and to the Payless ShoeSource, Inc. Profit Sharing Plan shall be equal to 2 1/2% of Net Profits, until determined otherwise by the Board of Directors, in the form of a Company Matching Contribution. Effective beginning with the 2005 Plan Year, the Board has determined that a minimum guaranteed Company Matching Contribution of $.25 per $1.00 of Member Contributions up to 5% of Pay will be contributed each Plan Year by the Company. Such Company Matching Contributions may be made by an Employer, rather than by the Company, as to that Employer’s participating Associates. The total amount of such contribution shall be allocated in proportion to the amount that each Member’s Contributions under Sections 4.01(a) and (b), up to a total of 5% of such Member’s Pay for a Plan Year, bears to the total amount of all Member Contributions up to 5% of such Members’ Pay for a Plan Year. Such Company Matching Contribution shall be determined and paid to the Trustee as soon as practicable after the close of each Fiscal Year and shall be reimbursed to the Company by the Employer when paid.
     3.03 Allocation of Company Contributions. The Company Contributions shall be allocated only to the Company Accounts of Members who are employed by the Employer on the last day of the Plan Year and on behalf of Members whose employment has terminated during the Plan Year by reason of Retirement, death or Disability. Company Profit Sharing Contributions shall be credited to eligible Members’ Company Profit Sharing Contribution Accounts. Company Profit Sharing Contributions allocated prior to or as of July 31, 1997 shall be fully vested; Company Profit Sharing Contributions allocated thereafter shall be subject to the vesting provisions of Section 6.07. Company Matching Contributions shall be subject to the vesting provisions of Section 6.07 and to the withdrawal penalty provisions of Section 8.02(a). No Company Matching Contribution shall be made with respect to a Member Before-Tax Contribution in excess of the PR Code Section 1165(e)(7)(A) limit, as referred to in Section 4.01(h) and as revised from time to time.
     3.04 Profit Sharing Allocation Formula. The Company Profit Sharing Contribution, if any, shall be allocated to all Members eligible to share in the contribution according to the ratio that each Member’s Allocation Pay Amount for the Plan Year bears to the total Allocation Pay Amount for all eligible Members for the Plan Year. For this purpose the term “eligible Members” includes Members in both the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan and this Plan.
     3.05 Investment of the Company Contribution. The amounts allocated to each Member pursuant to Section 3.03 shall be credited to his Company Accounts and invested in one or more of the Investment Funds described in Section 5.01 and in the percentages designated by the Member in the investment election filed pursuant to Section 5.02 effective at the time the amount is allocated.
     3.06 Return of Company Contributions.
          (a)  If, after the Company Contribution has been made and allocated, it should appear that, through oversight or a mistake of fact or law, a Member (or an Associate who should have been considered a Member) who should have been entitled to share in such contribution, receives no allocation or received an allocation which was less than he should have received, the Company may, at its election and in lieu of reallocating such contribution, make a special make-up contribution for the Company Account of such Member in an amount sufficient to provide for him the same addition to his Company Account as he should have received. Similarly, if a Member received an allocation which was more than he should have received (or a Member was inappropriately included in the Plan), the Company, at its election, may reallocate such contribution, offset other Company contributions against such allocation, or use such allocation to pay Plan expenses.
          (b)  To the extent permitted by ERISA, each contribution made to the Trust shall be made on the condition that it is currently deductible by the Employer under PR Code Section 1023(A) for the taxable year with respect to which the contribution is made. If a contribution subsequently is determined, whether in whole or in part, not to be currently deductible as provided in the preceding sentence, then, within one year of the date of disallowance of the deduction of such Company Contribution, an amount equal to the disallowed deduction shall be returned to the Company and/or Employer, as applicable.
          (c)  Earnings attributable to a contribution that is returned pursuant to Subsection (a)  or (b) above shall not be withdrawn, but losses attributable thereto shall reduce the amount returned to the Company and/or Employer.

SECTION 4
Member Contributions
     4.01 Procedure for Making Contributions.
          (a) After-Tax Contributions. Subject to any limitations set forth in the PR Code from time to time, each Member may designate, pursuant to procedures established by the Company, and contribute to the Plan an amount equal to not less than 1% nor more than 15% (in whole percentage points) of his Pay as he shall have designated pursuant to procedures established by the Company (which may establish lower permissible After-Tax Contributions for Highly Compensated Employees); provided, however, that a Member shall not contribute, or elect to have contributed on his behalf, amounts with respect to Pay received by him after the close of the calendar year during which his employment terminated and further provided that any Before-Tax Contributions made on behalf of the Member shall reduce by the percentage which he elects to have contributed pursuant to Section 4.01(b)(i), the percentage of Pay that the Member may contribute pursuant to this Section 4.01(a). Notwithstanding any provision in the Plan to the contrary, in no event may After-Tax Contributions exceed 10% of the Members accumulated Pay since he or she became a Member in the Plan without taking into consideration any Member’s After-Tax Contribution subject to Company Matching Contributions.
     (b) Before-Tax Contributions.
     (i) Subject to the limitations set forth below, each Member may elect that his Employer shall contribute directly to the Trust Fund an amount equal to a whole percentage of his Pay, not less than 1% nor greater than such percentage as may be determined from time to time by the Company which amount shall be his Before-Tax Contribution. The maximum Before-Tax Contribution by a Member who is determined to be a Highly Compensated Employee under Section 4.02, for the Plan Year in question, may be further restricted or limited by the Company or the Committee from time to time.
     (ii) Pursuant to Section 2.01(c), each eligible Member shall be deemed to have elected to make a three percent (3%) Before-Tax Contribution, unless the Member elects otherwise in accordance with procedures established by the Committee.
          (c) Notwithstanding any election in accordance with Section 4.01 (b), if the Committee at any time determines that all or any portion of the Member’s Before-Tax Contributions should be treated as After-Tax Contributions in order for the Before-Tax Contribution provisions of the Plan to quality as a “qualified cash or deferred arrangement” for purposes of Section 1165(e) of the PR Code, or if the Actual Deferral

Percentage standards set forth in the PR Code are not met at the end of the Plan Year; then the Committee, in its sole and absolute discretion, (i) may, in accordance with Section 4.02(b) below, limit the amount which shall be contributed by the Employer as Before-Tax Contributions after the date of such determination on behalf of all or any portion of the Members and (ii) shall distribute any excess Before-Tax Contributions made with respect to the Plan Year to the affected Members as soon as practicable after the end of the Plan Year.
          (d) The Employer shall (i) deduct a Member’s After-Tax Contributions from the Pay of the Member in such installments as the Employer may deem appropriate, (ii) contribute a Member’s Before-Tax Contributions on behalf of the Member, and (iii) reduce the Pay that is paid to the Member directly in cash by an amount equal to the Member’s Before-Tax Contributions in such installments as the Employer shall deem appropriate. The amounts so deducted and so contributed shall be paid by the Employer to the Trustee not later than 15 days following the end of the month with respect to which such amounts are to be so deducted and contributed or within such shorter period of time as may be designated under the Code, ERISA or related regulations. The Employer may, from time to time, make estimated contribution payments to the Trustee during each month.
          (e) Effective with the paycheck issued with respect to the first payroll period beginning in any calendar month, or as of such other effective time as may be determined by the Committee, a Member may elect to change the rate of his After-Tax Contributions to any other rate permitted by Subsection (a) of this Section 4.01 and may elect to change the amount to be contributed by the Employer directly to the Trust Fund as Before-Tax Contributions to an amount equal to an amount permitted by Subsection (b) of this Section 4.01 with respect to such contributions to be made after the effective date of the election, pursuant to procedures established by the Committee.
          (f) Not later than 15 days prior to the beginning of a payroll period of a Member, or not later than such other date as may be determined by the Committee, such Member may elect, pursuant to procedures established by the Committee, (i) to suspend making After-Tax Contributions and (ii) that the Employer should suspend making Before-Tax Contributions on his behalf, all as of the beginning of such payroll period. Not later than 15 days prior to the beginning of a payroll period of a Member, or not later than such other date as may be determined by the Committee, such Member may elect (i) to resume making After-Tax Contributions and (ii) that the Employer shall resume making Before-Tax Contributions on his behalf, by indicating any amount of contributions permitted under Subsection (a) and designating an amount equal to any amount of Pay as Before-Tax Contributions that is permitted under Subsection (b) hereof.
          (g) Contributions pursuant to this Section 4.01 shall be credited to Member Accounts.

          (h) Notwithstanding any election in accordance with paragraph (b) of this Section 4.01, the total amount of a Member’s Before-Tax Contributions for any calendar year shall not exceed $8,000 or 10% of the Member’s annual Pay or such other amount as may be adjusted from time to time under applicable Puerto Rico law (the “Deferral Limit”). In addition, Before-Tax Contributions by a Member will be further limited by contributions to an individual retirement account as described in PR Code Section 1169. If a Member reaches the Deferral Limit, the Committee can direct that all or any portion of such Member’s Contributions during such year shall be After-Tax Contributions regardless of such Member’s elections pursuant to Sections 4.01(a) and 4.01(b).
          (i) As of April 1, 2000, all then currently existing flat dollar Member Contributions shall be converted to Member Contributions based on 1% increments calculated by dividing such flat dollar amount by the Member’s Pay for the prior year and rounding the product to the nearest whole percent; provided, that no flat dollar contribution shall be converted to a percent contribution of less than 1%.
          (j) Notwithstanding this Section 4.01, effective March 20, 2000, during the black out period as determined by the Committee and the Trustee established to change to daily valuation or a change in recordkeepers, no contribution rate changes or suspensions may be made by a Member except as provided by the Committee.
4.02	Limitations on Before-Tax Contributions.
          (a) Notwithstanding the foregoing provisions of this Section 4, the Committee shall limit the amount of Before-Tax Contributions made on behalf of each “Highly Compensated Employee” (as hereinafter defined) to the extent necessary to ensure that either of the following tests is satisfied:
          (i) The “Actual Deferral Percentage” (as hereinafter defined) of the group of eligible Highly Compensated Employees for the Plan Year is not more than the Actual Deferral Percentage of all other eligible Associates (“non-Highly Compensated Employees”) multiplied by 1.25; or
          (ii) The excess of the Actual Deferral Percentage for the group of eligible Highly Compensated Employees over that of all other eligible Associates for the Plan Year is not more than two percentage points, and the Actual Deferral Percentage for the group of eligible Highly Compensated Employees for the Plan Year is not more than the Actual Deferral Percentage of all other eligible Associates multiplied by 2.0.
          (iii) To the extent permitted by the Act, the Actual Deferral Percentage for non-Highly Compensated Employees used in satisfying the tests set forth in (i) and/or (ii) above may be, for any Plan Year, the Actual Deferral Percentage for non-Highly Compensated Employees for the immediately preceding Plan Year, as determined by the Company in the manner permitted by law.
     For the purposes of this Section 4.02, Section 4.04 and Section 4.05, “eligible” means eligible to be a Member of this Plan pursuant to Section 2.01(b)(1).
     For purposes of Sections 4.02, 4.04 and 4.05, the term “Highly Compensated Employee” shall mean any employee whose Pay is greater than the Pay of two-thirds of all eligible employees, taking into account only Pay which is considered for the purpose of Section 4.01. To the extent permitted by the PR Code and its regulations, the Committee may elect to include all other non-eligible employees for the purposes of determining compliance by the Plan with the actual deferral percentage test of PR Code Section 1165.
     For purposes of this Section 4.02, the term “Actual Deferral Percentage” shall mean, for a specified group of Associates for a Plan Year, the average of the ratios (calculated separately for each person in such group) of
          (i) The aggregate of the Before-Tax Contributions (and such other contributions which, in accordance with applicable rules and regulations promulgated under the PR Code, may be aggregated with such Before-Tax Contributions for purposes of demonstrating compliance with the requirements of the PR Code) which are actually payable to the Trust on behalf of each such Associate, to
          (ii) Such Associate’s Pay for such Plan Year.
     In the event it is determined prior to any payroll period that the amount of Before-Tax Contributions elected to be made thereafter would cause the limitation prescribed in this Section 4.02 to be exceeded, the amount of Before-Tax Contributions allowed to be made on behalf of Highly Compensated Employees (and/or such other Members as the Committee may prescribe) shall be reduced to a rate determined by the Committee, and any elections of future Before-Tax Contributions which exceed the rate determined by the Committee shall be deemed to be After-Tax Contributions for the remainder of the Plan Year, notwithstanding the limitations on contribution rate changes in Section 4.01(e). Except as is hereinafter provided, the Members to whom such reduction is applicable and the amount of such reduction shall be determined pursuant to such uniform and nondiscriminatory rules as the Committee shall prescribe.
          (b) Notwithstanding the provisions of the foregoing paragraph, with respect to any Plan Year in which Before-Tax Contributions on behalf of Highly Compensated Employees exceed the applicable limit set forth in this Section 4.02, the Committee shall reduce the amount of the excess Before-Tax Contributions made on behalf of the Highly Compensated Employees (by reducing such contributions in order of Actual Deferral Percentages beginning with the highest), and shall distribute such excess Before-Tax Contributions (along with earnings attributable to such excess Before-Tax

Contributions, as determined pursuant to such rules and regulations as shall be prescribed by the Puerto Rico Department of the Treasury) to the affected Highly Compensated Employees as soon as practicable after the end of such Plan Year, and in all events prior to the end of the next following Plan Year. Any excess Before-Tax Contributions to be returned to Highly Compensated Employees shall be calculated (i.e., reduced) and distributed by first reducing the Before-Tax Contributions of the Highly Compensated Employees with the largest dollar amount(s) of Before-Tax Contributions (rather than with the highest Percentage(s) to the extent required or permitted under the Act. In lieu of such distribution of excess Before-Tax Contributions, the Committee may, to the extent permitted by applicable rules and regulations (and (i) except with respect to situations in which Section 4.01 (h) applies, and (ii) prior to March 15 of the calendar year following the Plan Year in which such contributions are made or such later date as may be permitted under the PR Code), recharacterize as After-Tax Contributions for such Plan Year all or a portion of the Before-Tax Contributions for Members who are Highly Compensated Employees to the extent necessary to comply with the applicable limit set forth in this Section 4.02.
     In lieu of either distributing or recharacterizing excess Before-Tax Contributions, the Company may, to the extent permitted by applicable rules and regulations, make a qualified nonelective contribution on behalf of non-Highly Compensated Employees in an amount sufficient to satisfy one of the non-discrimination tests set forth above, which Company contribution (if any) shall be reimbursed by the Employer. Allocation of any such qualified non-elective contribution would be to the Member Before-Tax Accounts of each non-Highly Compensated Employee in the same proportion that such Member’s Before-Tax Contributions for the year bears to the total Member Before-Tax Contributions for the year for all non-Highly Compensated Employees of the Employer. However, the maximum annual addition credited to a Member’s Account shall be limited by Section 4.06.
          (c) Notwithstanding any provision of Sections 4.02(c) to the contrary, if Before-Tax Contributions on behalf of Highly Compensated Employees in excess of the applicable limit set forth in Section 4.02 either are distributed or are recharacterized, any Company Matching Allocation which would have been attributable to the amounts distributed or recharacterized shall be held unallocated in a suspense account and, as of the end of the Plan Year, forfeited and added to and allocated with Company Contributions in the next following Plan Year.

4.03	Distributions of Excess Deferrals
          (a) Notwithstanding any other provision of the Plan, Excess Before-Tax Deferrals (as hereinafter defined) and earnings allocable thereto as determined pursuant to such rules and regulations as are prescribed by the Puerto Rico Department of the Treasury, may be distributed no later than April 15 (or such later date as may be permitted under the PR Code) to Members who claim such allocable Excess Before-Tax Amounts (which shall be the “Excess Before-Tax Deferrals” plus earnings, if any) for the preceding calendar year.
          (b) For purposes of this Section 4.03, “Excess Before-Tax Deferral” means the amount of Pay which a Member has elected to have the Employer contribute to the Trust rather than receive it in cash, which is a Member Contribution under Section 4.01 for a calendar year that the Member allocates to this Plan pursuant to the claim procedure set forth in subsection 4.03(c) hereof.
          (c) The Member’s claim shall be in writing; shall be submitted to the Committee no later than March 1 (or such other date as the Committee may specify); shall specify the amount of the Member’s Excess Before-Tax Deferral for the preceding calendar year; and shall be accompanied by the Member’s written statement that if such amounts are not distributed, the Excess Before-Tax Deferrals, when added to amounts deferred under other plans or arrangements described in PR Code Section 1165(e) exceeds the limit imposed on the Member in accordance with the applicable provisions of the PR Code for the year in which the deferral occurred.
          (d) Notwithstanding any provision of Sections 3 or 4 to the contrary, any Company Matching Allocation which would have been attributable to an Excess Before-Tax Deferral distributed to a Member under Section 4.02(a) shall not be retained or distributed (unless and to the extent permitted under the PR Code and so determined by the Company in a uniform, nondiscriminatory manner), but shall be held unallocated in a suspense account and, as of the end of the Plan Year, forfeited and added to and allocated with Company Contributions in the next following Plan Year.
     4.04 Limitations on After-Tax Contributions. Notwithstanding the foregoing provisions of this Section 4, the Company or the Committee, in their respective discretion, may limit the amount of After-Tax Contributions made by or on behalf of each eligible Member to the extent determined appropriate.
     4.05 Limitations on Company Matching Contributions. Notwithstanding the foregoing provisions of Sections 3.02 or this Section 4, the Company or the Committee, in their respective discretion, may limit the amount of Company Matching Contributions allocated on behalf of each eligible Member to the extent determined appropriate.
     4.06 Aggregate Limitations. To the extent required under the PR Code or as so determined by the Company or the Committee, in their respective discretion, Company Matching Contributions and Member After-Tax Contributions may be aggregated on a Member by Member basis and limited, as determined appropriate.

SECTION 5
Investment Provisions
     5.01 Investment Funds.
          (a) There shall be established as part of the Trust Fund a reasonable range of investment options. The Committee may from time to time, in its discretion, change, delete or add Investment Funds available within the Trust Fund; provided that unless and until the Plan is amended accordingly, the Plan shall provide a Payless Common Stock Fund as an investment option.
          (b) Income from and proceeds of sales of investments in each Investment Fund shall be reinvested in the same Investment Fund. Any income or other taxes payable with respect to a Fund shall be charged to such Fund.
          (c) A Trustee may, from time to time, make temporary investments in short term obligations of the United States Government, commercial paper, or other investments of a short term nature, pending investment in an Investment Fund.
     5.02 Investment Direction.
          (a) A Member may elect that his Member Contributions for each Payroll period be invested in 1% increments totaling 100% in one or more of the Investment Funds. Such election must be made pursuant to procedures prescribed by the Committee. Such election shall be effective until and unless a Member makes a different election for any period, but only as provided for under Subsection 5.02(b) and Subsection 5.02(c). If the Member fails to file a timely initial investment election, he shall be deemed to have elected to have 100% of his Member Contributions and his Company Profit Sharing Contributions invested in the stable, fixed income investment as may be determined by the Committee and 100% of his Company Matching Contributions in the Payless Common Stock Fund. Until such time as the Committee determines otherwise and so notifies Members, a Member’s share of any Company Contributions, when allocated as of Plan Year-end, shall be invested in the same Investment Funds in the same proportions as the Member has elected in connection with investment of his Member Contributions at the time the amount is allocated.
          (b) A Member may change his election with respect to future Member and Company Contributions effective pursuant to procedures prescribed by the Committee, and may not change his election in any other manner except as provided in Subsection 5.02(c).
          (c) Effective as of the date determined by the Committee and pursuant to procedures prescribed by the Committee, a Member may elect to have any or all of the value in any of the Investment Funds which are credited to his Member and/or Company Accounts transferred and invested in any one or more of the Investment Funds.
          (d) Notwithstanding this Section 5.02, effective March 20, 2000, during the black out period as determined by the Committee and the Trustee established to change to daily valuation or a change in recordkeepers, no investment transfers or changes may be made by a Member unless provided in Section 6.06. Notwithstanding anything to the contrary, no loans, withdrawals or distributions shall be made during any such blackout period except as provided by the Committee.
SECTION 6
Accounts
     6.01 Member Accounts. The Committee shall maintain or cause to be maintained for each Member under each Investment Fund in which his Member Contributions are invested separate Member Accounts which shall reflect the portion of his interest in such Investment Fund which is attributable to his contributions. The Member’s After-Tax Contributions shall be credited to a separate Member After-Tax Account. The Member’s Before-Tax Contributions shall be credited to a separate Member Before-Tax Account. The Member’s or Associate’s Rollover Contribution shall be credited to a separate Member Rollover Contribution Account.
     6.02 Company Accounts. The Committee shall maintain or cause to be maintained for each Member under each Investment Fund in which his Company Contributions are invested separate Company Accounts which shall reflect the portion of his interest in such Investment Fund which is attributable to Company Contributions, as well as to contributions made by an Employer under Prior Plans and to any income or earnings attributable to such Company Contributions and Prior Plan contributions. The Member’s Company Matching Contributions shall be credited to a separate Company Matching Contribution Account. The Member’s Company Profit Sharing Contribution, if any, shall be credited to a separate Company Profit Sharing Contribution Account.
     6.03 Maintenance of Accounts. For the purposes of maintaining Accounts pursuant to this Section 6, each Investment Fund, shall be divided into Units, and the Interest of each Member in such Investment Fund shall be evidenced by the number of Units in such Investment Fund credited to his Accounts.
     6.04 Valuation of Accounts. As of each Valuation Date the Committee shall determine the value of a Unit in each Account by dividing the current market value of all property in each such Account as of such Valuation Date (after deducting any expenses or other amounts including withdrawals property chargeable against such Account) by the number of Units then outstanding to the credit of all Members in each such Account.

     6.05 Member Statements. The Committee shall furnish or cause to be furnished to each Member a statement of his Company and Member Accounts, at least once each year, or more frequently if required by applicable law.
     6.06 Shares of Payless ShoeSource, Inc. (“Payless Stock”) in the Payless Common Stock Fund.
          (a) Each Member (or beneficiary of a deceased Member) who has Accounts invested in the Payless Common Stock Fund shall, as a named fiduciary within the meaning of Section 403(a)(1) of ERISA, have the right to direct the Trustee with respect to the vote of the number of shares of Payless Stock attributable to Units credited to him in the Payless Common Stock Fund as of the latest practicable Valuation Date prior to or contemporaneous with the record date set by the Company for each meeting of shareowners of the Company. For such purpose the Trustee shall furnish to each such Member prior to each such meeting the proxy statement for such meeting, together with a form to be returned to the Trustee on which may be set forth the Member’s instructions as to the manner of voting such shares of stock. Upon receipt of such instructions, the Trustee shall vote such shares in accordance therewith. If Member’s instructions are not received by the Trustee in a timely manner, the Trustee shall vote such Member’s shares in the same proportion as the shares of Common Stock for which instructions were actually received from Members. The Trustee shall not divulge the instructions of any Member.
          (b) Each Member (or beneficiary of a deceased Member) who has Accounts invested in the Payless Common Stock Fund shall, as a named fiduciary within the meaning of Section 403(a)(1) of ERISA, have the right with respect to the number of shares of Payless Stock attributable to Units credited to him in the Payless Common Stock Fund as of the latest practicable Valuation Date, to direct the Trustee in writing as to the manner in which to respond to a tender or exchange offer with respect to Payless Stock, and the Trustee shall respond in accordance with the instructions so received. The Trustee shall utilize its best efforts to timely distribute or cause to be distributed to each Member such information as will be distributed to shareowners of the Company in connection with any such tender or exchange offer, together with a form requesting instructions on whether or not such shares will be tendered or exchanged. If the Trustee shall not receive timely direction from a Member as to the manner in which to respond to such a tender or exchange offer, the Trustee shall not tender or exchange any shares of Payless Stock with respect to which such Member has the right of direction. Tenders as a result of a self-tender offer by the Company shall continue notwithstanding any investment change blackout. The Trustee shall not divulge the instructions of any member. The proceeds from the tender or exchange of shares attributable to Units in Payless Common Stock Investment Fund accounts of Members shall be transferred to one of the Investment Funds described in Section 5.01 and pursuant to a procedure established by the Committee.

     6.07 Vesting in Member and Company Accounts
          (a) Vesting Schedule. A Member shall have a fully vested interest at all times (i) in his Member Accounts and (ii) in his Company Profit Sharing Contribution Account balance determined as of July 31, 1997. A Member who has completed at least two full Years of Service as of August 1, 1997 also shall be fully vested at all times (i) in his Company Matching Contributions Account and (ii) in his Company Profit Sharing Contribution Account determined at any time after July 31, 1997. The Company Matching Contribution Account of a Member who is not or was not credited with at least two Years of Service as of August 1, 1997 and his Company Profit Sharing Contribution Account attributable to Company Profit Sharing Contributions, if any, based on such Member’s eligibility for such contributions after August 1, 1997, shall vest according to the following schedule:

Vesting Service	Vested Interest
Fewer than 2 years	0%
2 years	25%
3 years	50%
4 years	75%
5 years or more	100%
Notwithstanding the foregoing, a Member’s interest in his Company Matching Contribution Account and his Company Profit Sharing Contribution Account shall become fully vested upon the Member’s Retirement, death or Disability.
          (b) Cash-Out Distributions to Partially Vested Members and Restoration of Forfeitures. If, pursuant to Section 10.01, a partially-vested Member receives a cash-out distribution before he incurs a Forfeiture Break in Service (as defined in Subsection (e) below), the cash-out distribution will result in an immediate forfeiture of the nonvested portion(s) of the Member’s Company Matching and Company Profit Sharing Contribution Account(s). See Subsection (e) below. A partially-vested Member is a Member whose Vested Interest, determined under Section 6.07(a), in either his Company Matching Contribution Account or his Company Profit Sharing Contribution Account, or both, is less than 100%. A cash-out distribution is a distribution of the entire vested portion of the Member’s Account(s).
          (i) A partially-vested Member who is reemployed by an Employer after receiving a cash-out distribution of the vested portion of his Account(s) shall have such forfeited amount restored, unless the Member no longer has a right to restoration under this subparagraph (i). The amount restored by the Plan Administrator shall be the same dollar amount as the dollar amount of his Account(s) on the Valuation Date immediately preceding the date of the cash-out distribution, unadjusted for any gains or losses occurring subsequent to that

Valuation Date but reduced by the amount of the prior cash-out distribution. Restoration of the Member’s Account balance(s) includes restoration of all US Code Section 411(d)(6) protected benefits with respect to the restored Account(s) in accordance with applicable Treasury regulations. The Plan Administrator will not restore a reemployed Member’s Account balance(s) under this subparagraph (i) if the Member has incurred a Forfeiture Break in Service (as defined in Subsection (d) below).
          (ii) If restoration of the Member’s Account(s) is permitted under subparagraph (i) above, the Plan Administrator will restore the Member’s Account(s) as of the last day of the Plan Year during which such Member was reemployed by an Employer. To restore the Member’s Account(s), the Plan Administrator, to the extent necessary, will allocate to the Member’s Account(s):
          (A) first, the amount, if any, of Member forfeitures otherwise available for allocation under Subsection (e) below;
          (B) second, deductible Employer contributions for the Plan Year to the extent made under a discretionary formula; and
          (C) third, as otherwise permitted by law.
The Plan Administrator will not take into account any allocation under this subsection (b) in applying the limitation on allocations under Section 13.
          (iii) The deemed cash-out rule applies to a 0% vested Member. A 0% vested Member is a Member whose Account(s) derived from Employer contributions is (are) entirely forfeitable at the time of his termination of employment. Under the deemed cash-out rule, the Plan Administrator will treat the 0% vested Member as having received a cash-out distribution on the date of the Member’s termination of employment or, if the Member’s Account(s) is (are) entitled to an allocation of Employer contributions for the Plan Year in which he terminates employment, on the last day of that Plan Year.
          (c) Determination of Vesting Service. For purposes of determining a Member’s Vested Interest in his Company Contributions Account(s) under subsection (a) above, a Member shall be credited with that number of years of Vesting Service determined by adding together all of the Associate’s Periods of Service, whether or not consecutive. Notwithstanding the foregoing, Vesting Service shall not include any Period of Service before the Plan Year in which an Associate attains age eighteen (18). Only whole years of service shall be taken into account for purposes of applying the schedule set forth in subsection (a) above, and, for purposes of determining a Member’s number of whole years of service, non-successive Periods of Service must be aggregated, with 365 days of service being deemed to constitute one year. For purposes of determining a

Member’s Period of Service, the Service Spanning rules described in Section 1.52(g) shall apply.
          (d) Forfeiture Break in Service. For purposes of this Section 6.07, a “Break in Service” is a Period of Severance of at least 365 consecutive days. A “Forfeiture Break in Service” occurs when a Member of former Member incurs 5 consecutive Breaks in Service.
          (e) Forfeiture Occurs. A Member’s forfeiture, if any, of his Account balance(s) derived from Company contributions occurs under the Plan on the earlier of:
          (i) the last day of the last pay period ending within the Plan Year in which the Member first incurs a Forfeiture Break in Service; or
          (ii) the date the Member receives a cash-out distribution.
     The Plan Administrator shall determine the percentage of a Member’s Account(s) forfeiture, if any, under this Subsection (e) solely by reference to the vesting schedule of Section 6.07(a). As of the last day of each Plan Year, the total amount of forfeitures which occurred during such Plan Year shall be calculated and such amount shall be applied (i) to restore under (b) above any amounts previously forfeited from rehired Members’ Accounts and (ii) the balance, if any, shall be added to and allocated with the Company Matching Contribution for that Plan Year.
          (f) Former May Plan Members. The provisions of this subsection (g) apply to a Member who previously was employed by the Employer, when it was part of the Group which included The May Department Stores Company, and who at the termination of his employment had Company Accounts in the May Plan which were forfeited as a result of termination of employment. If such Member has not incurred five consecutive one-year Breaks in Service as defined in Section 6.07(d), the value of the Member’s Company Account forfeited under the May Plan will be restored under this Plan (in the manner described in Subsection (b) above) and will be 100% vested.
SECTION 7
Expenses
     7.01 Administrative Expenses. To the extent permitted by applicable law, the costs and expenses for administering this Plan, consisting of Trustee fees and expenses, Investment Manager fees and expenses, fees and expenses of outside experts, expenses of maintaining records under Section 6 of the Plan, and all other administrative expenses of the Plan, shall be paid out of the Trust Fund unless the Company or the Employer elects to pay them with its own funds. Costs incident to the purchase and sale of securities, such as brokerage fees, commissions and stock transfer fees, are not regarded as administrative expenses and shall be borne by the appropriate Investment Fund as determined by the Trustee or Committee.
SECTION 8
Withdrawals During Employment
     8.01 Withdrawals Prohibited Unless Specifically Authorized. No withdrawal from the Plan shall be permitted prior to a Member’s termination of employment, except as provided in Section 8.02.
     8.02 Authorized Withdrawals.
          (a) Prior to his termination of employment, a Member may elect to withdraw, in cash, any or all of the value in his Member After-Tax Accounts. However, in the event a Member elects to withdraw all or a portion of his After-Tax Contributions made after August 1, 1997, such Member shall forfeit his right to fifty percent (50%) of the Company Matching Contribution, if any, otherwise allocable in connection with his Member Contributions for the Plan Year in which the withdrawal occurs.
          (b) Prior to his termination of employment, a Member may elect to withdraw, in the event of a “hardship”, an amount in cash equal to (i) the total amount of the Before-Tax Contributions made to the Trust on his behalf, or (ii) the value in his Member Before-Tax Account whichever is less provided, however, that no withdrawal will be permitted to the extent that loans from the Plan are available to the Member. In any event the amount withdrawn may not be greater than the amount determined by the Committee as being required to meet the immediate financial need created by the “hardship” and not reasonably available from other resources of the Member, whichever amount is less. The term “hardship” means a heavy financial hardship in light of immediate and heavy financial needs as determined by the Committee in accordance with the PR Code regulations. The amount of an immediate and heavy financial need may include any amounts necessary to pay any federal, state or local taxes or penalties reasonably anticipated to result from the distribution. The determination shall be made in a nondiscriminatory manner. Hardship shall include but not be limited to the following:
          (i) Medical expenses described in PR Code Section 1023(aa)(2)(P), previously incurred by the Member, the Member’s spouse, or any of the Member’s dependents (as defined in PR Code Section 1025);
          (ii) Purchase (excluding mortgage payments) of a principal residence for the Member;

          (iii) Payment of tuition, related educational fees, and room and board expenses for the next 12 months of post-secondary education for the Member, his or her spouse, children, or dependents (as defined in PR Code Section 1025);
          (iv) The need to prevent the eviction of the Member from his or her principal residence or foreclosure on the mortgage of the Member’s principal residence.
          (v) (Effective January 1, 2006). Payments for burial or funeral expenses for a Member’s deceased parent, spouse, children or dependents so long as consistent with the PR Code.
          (vi) (Effective January 1, 2006). Expenses for the repair of damage to Member’s principal residence that would qualify for the casualty deduction, if any, under the PR Code.
The Committee may adopt written guidelines which identify additional circumstances constituting hardship and which provide procedures to be followed in the administration of hardship withdrawal requests, which guidelines are hereby incorporated herein.
     In addition, such hardship must be one which in the judgment of the Committee, based on the Member’s representations, cannot be relieved (1) through reimbursement or compensation by insurance or otherwise, (2) by reasonable liquidation of the Member’s assets to the extent such liquidation would not itself cause an immediate and heavy financial need, (3) by cessation of Member Contributions under the Plan or (4) by other distributions from employee benefit plans maintained by the Company or any other employer or by borrowing from commercial sources on reasonable commercial terms. The Member shall be required to submit documentation, to be determined by the Committee, with his hardship withdrawal request to enable the Committee to make a judgment regarding the validity of such hardship withdrawal request. For any Member who has attained age 59 1/2, the “hardship” requirement shall be deemed waived.
          (c) A Member who was a Participant in or eligible to be a Participant in the Volume Shoe Corporation Profit Sharing Plan (the “Volume Plan”) as of December 31, 1988 and who had an account balance in the Volume Plan attributable to Employer Contributions made to the Volume Plan before July 31, 1976 and which account became a Company Account under The May Department Stores Company Profit Sharing Plan and which has been transferred to this Plan, shall be entitled to withdraw the market value of such account balance determined (and frozen) as of December 31, 1988.
          (d) Associates with Member Rollover Contribution Accounts may elect to withdraw their Member Rollover Contribution Accounts prior to termination of employment.

          (e) A withdrawal election shall be made pursuant to application procedures established by the Committee. Contribution totals and Account values shall be determined as of the Valuation Date coinciding with or next following the filing of the withdrawal election. If the Member Accounts from which withdrawal is made are in more than one Investment Fund, the withdrawal shall be pro rata from each such Investment Fund except in the case the Member is subject to Section 16 of the Securities Exchange Act of 1934 or has been designated as a “Designated Insider,” in which case such Member’s withdrawal will be taken first from such Member’s Investment Funds other than the Payless Common Stock Fund.
SECTION 9
Benefits Upon Retirement, Death, Disability, or Termination of Employment
     9.01 Benefits. Upon a Member’s Retirement, Death, Disability, or other termination of employment, the value of his Member Accounts and of his vested Company Accounts shall be determined as of the Valuation Date prior to the date the distribution is calculated. A temporary Authorized Leave of Absence for Military Service or for other purposes approved by the Company and/or the Employer shall not, while any such Authorized Leave of Absence is validly in effect be regarded as a termination of employment.
     9.02 Beneficiary. Any benefits payable on account of a Member’s death shall be paid to such Member’s spouse. If such Member has no spouse or if such Member’s spouse shall have consented to the naming of another beneficiary, such benefits shall be paid to the person or persons (including, without limitation, estates, trust, or other entities) last named as beneficiary by such Member on an appropriate form filed with the Committee. A spouse’s consent shall acknowledge the effect of the consent and be in writing, witnessed by a Plan representative or notary public. A spouse’s consent shall be irrevocable. If no beneficiary has been so named or the named beneficiary does not survive the Member, any payment to be made under this Plan on account of a Member’s death shall be paid to such Member’s spouse, or, if he has no spouse, to such Member’s estate. Whenever permitted by ERISA or regulations thereunder, the Committee may waive the requirements that a spouse’s consent be obtained. Such waiver may be on a case by case basis or by categories.
SECTION 10
Payment of Benefits
     10.01 Time of Payment.

          (a) All amounts distributable to a Member or Beneficiary pursuant to Section 9 shall, unless the Member makes an approved election pursuant to Section 10.01 (b) or 10.01 (c), be paid in a lump sum payment to be made as soon as practicable after the request is received, provided however, that any additional amounts which may be allocated to a Member’s Company Accounts resulting from a Company Contribution in respect of the calendar year in which employment terminates shall be paid as soon as practicable after such contribution.
     Notwithstanding any provision of this Section 10 to the contrary, if the present value of the nonforfeitable accrued benefit of a Member, including Company and Member Contributions (but excluding accumulated deductible employee contribution, if any) exceeds (or for distributions prior to March 22, 1999, ever has exceeded) $5,000, no partial or total distribution shall be made unless the Member has consented thereto in writing in the manner required by law.
          (b) Any Member who was a Member of the May Plan as of June 30, 1990 may elect that all Transferred Accounts distributable to him pursuant to Section 9 shall be paid in annual installments over a period not to exceed ten years beginning with the Valuation Date as of which the lump sum payment would otherwise be made. In the event of the death of a Member prior to the expiration of such period, all amounts which have not been distributed to him shall be paid in a lump sum to his designated Beneficiary or his estate if there is no designated Beneficiary. Subject to the foregoing, each such installment shall be paid as of a Valuation Date and, until all the Accounts of the Member have been fully distributed, they shall continue to be revalued as of each succeeding Valuation Date pursuant to Section 6.04.
     Notwithstanding the paragraph above, any Member who as of December 31, 1988 was or was entitled to be a Participant in the Volume Shoe Corporation Profit Sharing Plan may elect that all Transferred Accounts distributable to him pursuant to Section 9 be paid in the form of equal monthly installments over a period not to exceed 120 months. Such payments shall otherwise be made in accordance with the foregoing portion of this Subsection 10.01 (b).
          (c) A Member who is entitled to receive a distribution in excess of $5,000 may elect to defer such distribution to the required minimum distribution age, as determined by law from time to time. An election to defer distribution shall conform to such requirements as to form, content, manner, and timing as shall be determined by the Committee and which requirements shall be applied in a manner which does not discriminate in favor of Members who are highly compensated employees (within the meaning of Code Section 414(q)). All Accounts of a Member who elects to defer his distribution shall continue to be revalued as of each succeeding Valuation Date pursuant to Section 6.04. A deferred distribution shall be paid when such Member attains the required minimum distribution age or at such earlier or later time as shall be determined by the Committee as permitted by law. In the event of the death of a Member prior to distribution of the deferred amounts, all amounts shall be distributed in a lump sum to his designated Beneficiary or to his estate if there is no designated Beneficiary. The value for payment shall be determined as of the Valuation Date coincident with or next following such Member’s birthday coincident with the Member’s required minimum distribution age or such other payment date determined by the Committee.
     10.02 Form of Payment. All distributions shall be made in the form of cash, except that distributions from the Payless Common Stock Fund shall be made in the form of full shares of Payless Common Stock, as applicable (with payment in cash for a fraction of a share) or in cash if elected by the Member or Beneficiary. The rights extended to a Member hereunder shall also apply to any Beneficiary or alternate payee of such Member.
     10.03 Indirect Payment of Benefits. If any Member or Beneficiary has been adjudged to be legally, physically or mentally incapable or incompetent, payment may be made to the legal guardian or other legal representative of such Member or Beneficiary as determined by the Committee. Such payments shall constitute a full discharge with respect thereto.
     10.04 Inability to Find Member. If a Member or Beneficiary or other person to whom a benefit payment is due cannot be found during the three years subsequent to the date a distribution was required to be made under this Plan, the Accounts shall be forfeited at the end of such three-year period. The value of such Accounts as of the date the distribution was required to be made shall be restored if such Member or Beneficiary or other person makes a claim.
10.05 Required Minimum Distributions.
          Notwithstanding anything to the contrary contained in the Plan, the entire interest of a Member will be distributed in accordance with Code Section 401(a)(9) and the regulations thereunder beginning no later than the Member’s Required Beginning Date. The provisions of this Section will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year. Notwithstanding the other provisions of this Section, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to section 242(b)(2) of TEFRA.
     (a) If the Member dies before distributions begin, the Member’s entire interest will be distributed, or begin to be distributed, no later than as follows:
     (1) If the Member’s surviving spouse is the Member’s sole designated beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Member died, or by December 31 of the calendar year in which the Member would have attained age 70 1/2, if later.

     (2) If the Member’s surviving spouse is not the Member’s sole designated beneficiary, then distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Member died.
     (3) If there is no designated beneficiary as of September 30 of the year following the year of the Member’s death, the Member’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Member’s death.
     (4) If the Member’s surviving spouse is the Member’s sole designated beneficiary and the surviving spouse dies after the Member but before distributions to the surviving spouse begin, this subsection, other than subsection (a)(1), will apply as if the surviving spouse were the Member.
For purposes of this subsection, unless subsection (a)(4) applies, distributions are considered to begin on the Member’s Required Beginning Date. If subsection (a)(4) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under subsection (a)(1). To the extent the Plan provides for distributions in the form of annuities, if distributions under an annuity purchased from an insurance company irrevocably commence to the Member before the Member’s Required Beginning Date (or to the Member’s surviving spouse before the date distributions are required to begin to the surviving spouse under subsection (a)(1)), the date distributions are considered to begin is the date distributions actually commence.
     (b) Unless the Member’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first distribution calendar year distributions will be made in accordance with subsections (c) and (d). To the extent the Plan provides for distributions in the form of annuities, if the Member’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Treasury regulations.
     (c) During the Member’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:
     (1) the quotient obtained by dividing the Member’s account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Member’s age as of the Member’s birthday in the distribution calendar year; or
     (2) if the Member’s sole designated beneficiary for the

distribution calendar year is the Member’s spouse, the quotient obtained by dividing the Member’s account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Member’s and spouse’s attained ages as of the Member’s and spouse’s birthdays in the distribution calendar year.
Required minimum distributions will be determined beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Member’s date of death.
     (d) If the Member dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Member’s death is the quotient obtained by dividing the Member’s account balance by the longer of the remaining life expectancy of the Member or the remaining life expectancy of the Member’s designated Beneficiary, determined as follows:
     (1) The Member’s remaining life expectancy is calculated using the age of the Member in the year of death, reduced by one for each subsequent year.
     (2) If the Member’s surviving spouse is the Member’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Member’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.
     (3) If the Member’s surviving spouse is not the Member’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Member’s death, reduced by one for each subsequent year.
If the Member dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Member’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Member’s death is the quotient obtained by dividing the Member’s account balance by the Member’s remaining life expectancy calculated using the age of the Member in the year of death, reduced by one for each subsequent year.

     (e) If the Member dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Member’s death is the quotient obtained by dividing the Member’s account balance by the remaining life expectancy of the Member’s designated beneficiary, determined as provided in subsection (d). If the Member dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Member’s death, distribution of the Member’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Member’s death. If the Member dies before the date distributions begin, the Member’s surviving spouse is the Member’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under subsection (a)(1), this Section will apply as if the surviving spouse were the Member.
     (f) The following definitions shall apply for purposes of this Section:
     (1) Designated beneficiary shall mean the individual who is designated as the beneficiary under the terms of the Plan and is the designated beneficiary under Code Section 401(a)(9) and section 1.401(a)(9)-1, Q&A-4 of the Treasury regulations.
     (2) A distribution calendar year is a calendar year for which a minimum distribution is required. For distributions beginning before the Member’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Member’s Required Beginning Date. For distributions beginning after the Member’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under subsection (a). The required minimum distribution for the Member’s first distribution calendar year will be made on or before the Member’s Required Beginning Date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Member’s Required Beginning Date occurs, will be made on or before December 31 of that distribution calendar year.
     (3) Life expectancy means an individual’s life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.
     (4) The Member’s account balance is the account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.
     (5) Required Beginning Date means the first day of April following the calendar year in which the Member attains age 70 1/2 or, if later, the calendar year in which the Member retires. In the case of a Member who is a “five percent owner” as defined in Section 21.07(f)(3), Required Beginning Date means the first day of April following the calendar year in which the Member attains age 70 1/2.
     10.06 Commencement of Benefit Distribution to Beneficiary. Distributions to the Beneficiary entitled under Section 10.02 to receive any payments payable under this Plan on account of a Member’s death shall be made in a lump sum payment not later than December 31 of the calendar year following the calendar year in which the Member died.
     10.07 Commencement of Benefit Distribution to Alternate Payee. Distributions to an alternate payee entitled under Section 16.01 to receive any payments payable under this Plan pursuant to the terms of a Qualified Domestic Relations Order shall be made in accordance with the terms of such Qualified Domestic Relations Order and this Plan on or after the date on which the Member has attained his “earliest retirement age” (as defined under ERISA Section 206(d)(3)) under the Plan. Notwithstanding the foregoing, distribution to an alternate payee may be made prior to the Member’s attainment of his earliest retirement age if, but only if: (1) the Qualified Domestic Relations Order specifies distribution at that time or permits an agreement between the Plan and the alternate payee to authorize an earlier distribution; (2) the distribution is a single sum distribution of the alternate payee’s entire benefit entitlement under the Plan; and (3) in the event the present value of the alternate payee’s benefits under the Plan exceeds $5,000, the alternate payee consents to any distribution occurring prior to the Member’s attainment of earliest retirement age.
     Nothing in this Section 10.07 shall be construed to permit a Member to (1) receive a distribution at a time not otherwise permitted under the Plan, (2) permit the alternate payee to receive a form of payment not otherwise permitted under the Plan, or (3) cause his Plan accounts to be valued or otherwise determined in a manner not otherwise permitted under the Plan.

SECTION 11
Permitted Rollover of Plan Distributions
     11.01 Rollover Amount to Other Plans. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and pursuant to procedures prescribed by the Committee, to have his entire Plan distribution paid directly to a qualified retirement plan described in the PR Code Section 1165(a) or to an individual retirement account as described in PR Code Section 1165(b)(2) specified by him.
     11.02 Rollover Amount from Other Plans. An Associate eligible to participate in the Plan, regardless of whether he has satisfied the participation requirements of Section 2.01, may transfer to the Plan an Eligible Rollover Distribution provided that such distribution is from an Eligible Retirement Plan. If such transfer is not a direct transfer, such a transfer may be made only if the following conditions are met:
          (a) the transfer occurs on or before the 60th day following the Associate’s receipt of the distribution from the Eligible Retirement Plan; and
          (b) the amount transferred is equal to any portion of the distribution the Associate received from the Eligible Retirement Plan, not in excess of the fair market value of all property received in such a distribution reduced by employee contributions, as defined in US Code Section 402 (a)(5)(E).
The Committee shall develop such procedures, and may require such information, from a Member desiring to make such a transfer, as it deems necessary or desirable to determine that the proposed transfer will meet the requirements of the Section. Upon approval by the Committee or its Administrative Delegate, the amount transferred shall be deposited in the Trust Fund and shall be credited to the Member’s account. Such rollover amount shall be one hundred percent (100%) vested in the Member, shall share in the income allocations in accordance with Section 5, but shall not share in the Company Profit Sharing Contributions, the Company Matching Contributions or the forfeiture allocations. Upon termination of employment, the total amount of the rollover contribution shall be distributed in accordance with the terms of the Plan.
Upon such a transfer by an Associate who is otherwise eligible to participate in the Plan but who has not yet completed the participation requirements of Section 2.01, his rollover amount shall represent his sole interest in the Plan until he becomes a Member.
     11.03 Definitions. The following definitions shall apply for the purposes of this Section 11:
(a) Eligible Rollover Distribution. An eligible rollover distribution is any distribution of all or any portion of the balance of the credit of the distributee as defined in Code Section 402(c), except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy)

of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s beneficiary or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).
(b) Eligible Retirement Plan. An eligible retirement plan is an individual retirement account described in Code Section 408, an individual retirement annuity described in Code Section 401(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), which accepts or will make, as applicable, an Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to a Member’s surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.
(c) Distributee. A distributee includes a Member or former Member. In addition, the Member or former Member’s surviving spouse and the Member’s or former Member’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the spouse or former spouse.
(d) Direct Transfer. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee as described in US Code Section 401(a)(31).
SECTION 12
Loans
     12.01 Availability of Loans. Loans shall be permitted under this Plan as established by the policy of the Committee. Any such loan shall be subject to such conditions and limitations as the Committee deems necessary for administrative convenience and to preserve the tax-qualified status of the Plan.
     12.02 Amounts of Loans. No loan to any Member or Beneficiary may be made to the extent that such loan, when added to the outstanding balance of all other loans to the Member or Beneficiary, would exceed the lesser of (a) $50,000 reduced by the excess (if any) of the highest outstanding balance of loans during the one-year period ending on the day before the loan is made, over the outstanding balance of loans from the Plan on the date the loan is made, or (b) one-half the present value of the nonforfeitable accrued benefit of the Member. For the purpose of the above limitation, all loans from all plans of the Employer and other member of a group of employers described in US Code Sections 414(b), 414(c), 414(m), and 414(o) are aggregated. Furthermore, any loan shall by its terms require that repayment (principal and interest) be amortized in level payments, not less frequently than quarterly, over a period not extending beyond five years from the date of the loan. If such loan is used to acquire a dwelling unit which within a reasonable time (determined at the time the loan is made) will be used as the principal residence of the Member, the repayment period shall not extend beyond twenty nine and one-half years from the date of the loan. An assignment or pledge of any portion of the Member’s interest in the Plan and a loan, pledge, or assignment with respect to any insurance contract purchased under the Plan, will be treated as a loan under this paragraph.
     12.03 Terms of Loans.
          (a) Loans shall be made available to all Members and Beneficiaries on a reasonably equivalent basis.
          (b) Loans shall not be made available to Highly Compensated Employees (as defined in US Code Section 414(q)) in an amount greater than the amount made available to other Employees.
          (c) Loans must be adequately secured using not more than fifty percent (50%) of the Member’s Vested Account balance, and bear a reasonable interest rate as determined from time to time by the Committee.
          (d) A Member loan for less than $1,000 is not permitted; provided, however, that if such Member also receives a loan from the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan, such minimum amount limitation shall not apply.
          (e) In the event of default, foreclosure on the note and attachment of security will not occur until a distributable event occurs in the Plan.
          (f) No loans will be made to any Member who on any day during the Company’s applicable fiscal year is a beneficial owner of more than five percent (5%) of the outstanding stock of the Company.
          (g) All loans shall be made pursuant to a written Member loan program incorporated herein by reference.
          (h) Loans are available from the following accounts, and will be withdrawn from the Member’s accounts in the following hierarchy:
(1)	Member Accounts
(2)	Vested Company Accounts
(3)	Member Rollover Contribution
          (i) Loans will be taken and repaid from and to the Investment Funds on a pro rata basis, except in the case the Member is subject to Section 16 of the Securities Exchange Act of 1934 or has been designated as a “Designated Insider,” in which case such Member’s loan will be taken first from such Member’s Investment Funds other than the Payless Common Stock Fund.
SECTION 13
Limit on Contributions to the Plan
     This Section 13 is intended to conform the Plan to the requirements of US Code Section 415 and limits the contributions that can be made by and for an individual under the Plan.
     13.01 Limit on Contributions. Notwithstanding any provision of the Plan to the contrary:
(a) The amounts allocated to a Participant during the Limitation Year under the Plan and allocated to the Participant under any other defined contribution plan to which the Employer or any other member of the Group has contributed shall be proportionately reduced, to the extent necessary, so that the Annual Addition does not exceed the least of:
     (1) $30,000; or
     (2) 25% of the Participant’s remuneration from the Employer or any member of the Group during the Limitation Year; or
     (3) such other limits set forth in US Code Section 415.
The amount set forth in subparagraph (1) above shall automatically be adjusted to reflect adjustments made by applicable law. Remuneration for purposes of this Section means remuneration as defined in US Treasury Regulation Section 1.415-2(d) and shall also include the deferrals described in US Code Section 415(c)(3)(D).
     (b) For purposes of this Section, Limitation Year means the 12 month period commencing on January 1 and ending on December 31.
     (c) For purposes of this Section, Annual Additions means the sum for the Limitation Year of Employer contributions, Employee contributions (determined without regard to any rollover contributions as defined in US Code Sections 402(a)(5), 403(a)(4), 403(b)(8) and 408(d)(3) and without regard to Employee contributions to a simplified employee pension plan which are excludible from gross income under US Code Section 408(k)(6)) and forfeitures.
     13.02 Adjustment for Excessive Annual Additions

          (a) If, as a result of the allocation of forfeitures, a reasonable error in estimating a Member’s Pay or other facts and circumstances to which US Treasury Regulation Section 1.415-6(b)(6) shall be applicable, the “annual additions” under this Plan would cause the maximum “annual additions” to be exceeded for any Member, the Committee shall (1) return any Member Contributions credited for the “limitation year” to the extent that the return would reduce the “excess amount” in the Member’s Accounts, (2) hold any “excess amount” remaining after the return of any Member Contributions in a “Section 415 suspense account”, (3) use the “Section 415 suspense account” in the next “limitation year” (and succeeding “limitation years” if necessary) to reduce either Company Contributions for that Member if that Member is covered by the Plan as of the end of the “limitation year” or if such Member is not covered by the Plan at the end of the “limitation year” to reduce Company Contributions for all Members in the Plan, before any Company Contributions or Member Contributions which would constitute “annual additions” are made to the Plan for such “limitation year,” (4) reduce Company Contributions for such “limitation year” by the amount of the “Section 415 suspense account” allocated and reallocated during such “limitation year.” For purposes of (3) above, the Plan may not distribute “excess amounts” to Members or former Members.
          (b) For purposes of this Section, “excess amount” for any Member for a “limitation year” shall mean the excess, if any, of (1) the “annual additions” which would be credited to his account under the terms of the Plan without regard to the limitations of US Code Section 415 over (2) the maximum “annual additions” determined pursuant to Section 13.01(a).
          (c) For purposes of this Section, “Section 415 suspense account” shall mean an unallocated account equal to the sum of “excess amount” for all Members in the Plan during the “limitation year.” The “Section 415 suspense account” shall not share in any earnings or losses of the Trust Fund.
SECTION 14
Administration of the Plan
     14.01 Plan Administrator. The Company shall be the Plan Administrator of the Plan for purposes of ERISA and shall be a “named fiduciary” as determined in ERISA Section 402(a)(2).
     14.02 Delegation of Authority.
          (a) Authority to administer the Plan has been delegated to the Committee and the Administrative Subcommittee, if any, in accordance with Sections 1.43 (Total and Permanent Disability), 4.01 (Member Contributions), 6.01 (Member Accounts), 6.02 (Company Accounts), 6.05 (Member Statements), 8.02 (Authorized

Withdrawals), 13.02 (Adjustment for Excessive Annual Additions), 20.02 (Withdrawal of an Employer) and this Section 14.
          (b) Authority with respect to the Investment Funds of the Plan has been delegated to the Trustee in accordance with Sections 5.01(c) (Investment Funds), 6.06 (shares of Payless ShoeSource, Inc. (“Payless Stock”) in the Payless Common Stock Fund), 7.01 (Administrative Expenses) and 15 (Management of the Trust Fund).
          (c) Authority to direct the investment of the Plan’s funds has been delegated to the Investment Subcommittee, if any, in accordance with Section 15.03(b), (c) and (d) (Investments and Reinvestments).
          (d) The Committee shall also have the authority and discretion to engage on Administrative Delegate who shall perform, without discretionary authority or control, administrative functions within the frame work of policies, interpretations, rules practices and procedures made by the Committee or other Plan Fiduciary. Any action made or taken by the Administrative Delegate may be appealed by an affected Member to the Committee in accordance with the claims review procedure in Section 16.05. Any decisions which call for interpretations of the Plan provisions not previously made by the Committee shall be made only by the Committee. The Administrative Delegate shall not be considered a fiduciary with respect to the services it provides.
     14.03 Committee and Subcommittees.
          (a) The Committee may appoint two subcommittees (an Administrative Subcommittee” and an “Investment Subcommittee”), each Subcommittee to consist of at least three persons, who need not be members of the Board. The Committee and each Subcommittee, if appointed, shall elect from its members a Chairman and a Secretary, and may appoint one or more Assistant Secretaries who may, but need not be, members of the Committee or such Subcommittee, and may employ such agents, such legal counsel and such clerical, medical, accounting, actuarial and other services as it may from time to time deem advisable to assist in the administration of the Plan. The Committee and each Subcommittee may, from time to time, appoint agents and delegate to such agents such duties as it considers appropriate and to the extent that such duties have been so delegated, the agent shall be exclusively responsible for the proper discharge of such duties.
          (b) The Administrative Subcommittee shall have the general responsibility for the administration of the Plan and the carrying out of its provisions, and shall have general powers with respect to Plan administration, including, but not limited to, the powers listed in this Section 14.03. The Administrative Subcommittee shall have the power to interpret and construe the Plan, the power to establish rules for the administration of the Plan and the transaction of its business, the power to remedy and resolve inconsistencies and omissions, and the power to determine all questions which arise in the administration, interpretation, or application of the Plan, including but not limited to questions regarding the eligibility, status, Account value and any rights of any Member, Beneficiary, and any other person hereunder.
          (c) The Investment Subcommittee shall have the powers provided for in Section 15.03(b).
          (d) The Committee and each Subcommittee shall act by a majority of its members and the action of such majority expressed by a vote at a meeting, or in writing without a meeting, shall constitute the action of the Committee or such Subcommittee. All decisions, determinations, actions or interpretations with respect to the Plan by the Committee or either Subcommittee and the individual committee or subcommittee members shall be in the Committee’s, Subcommittee’s or individual member’s sole discretion. The decision, determination, action or interpretation of the Committee or either Subcommittee and the respective individual members of the Committee or Subcommittee in respect to all matters within the scope of its authority shall be conclusive and binding on all persons. No member of the Committee or either Subcommittee shall have any liability to any person for any action or omission except each for his own individual willful misconduct. If a Subcommittee is not appointed, the Committee shall exercise such Subcommittee’s authority and perform its duties as described herein.
          (e) Nothing in this Section 14 or in any other provision of the Plan shall be deemed to relieve any person who is a fiduciary under the Plan for purposes of ERISA from any responsibility or liability for any responsibility, obligation or duty which Part 4 of Title I of ERISA shall impose upon such person with respect to this Plan.
     14.04 Accounts and Reports. The Committee shall maintain or cause to be maintained accounts reflecting the fiscal transactions of the Plan and shall keep in convenient form such data as may be necessary for the administration of the Plan. The Committee shall prepare annually a report showing in reasonable detail the assets and liabilities of the Plan and setting forth a brief account of the operation of the Plan for the preceding year.
     14.05 Non-Discrimination. Neither the Committee nor either Subcommittee shall exercise its discretion in such a way as to result in discrimination in favor of officers, shareholders or highly compensated employees (within the meaning of US Code Section 414(q)).
SECTION 15
Management of the Trust Fund
     15.01 Use of the Trust Fund. All assets of the Plan shall be held as a Trust Fund in one or more trusts and shall be used to provide the benefits of this Plan. No part of the corpus or income shall be used for, or diverted to, purposes other than for the exclusive benefit of Members and their Beneficiaries under this Plan and administrative expenses of this Plan.
     15.02 Trustees. The Trust Fund may, at the direction of the Company, be divided into one or more separate trusts, each of which may have a separate Trustee appointed from time to time by the Company and subject to removal by the Company. The Trustee or Trustees of each trust shall have complete authority and discretion with respect to the investment and reinvestment of the assets of each trust, subject, however, to (i) the provisions in the Trust Agreements between the Trustee or Trustees and the Company, and (ii) the provisions of this Plan. Any or all of such separate trusts shall be referred to collectively from time to time as the Trust Fund. Any division of the Trust Fund into one or more separate trusts shall be at the direction of the Company.
     15.03 Investments and Reinvestments. The investment and reinvestment of the assets of the Trust Fund shall be in accordance with the following:
          (a) The Company shall have the authority to instruct the Trustee or Trustees to accept and follow the instructions of any designated investment manager (within the meaning of ERISA Section 3(38)) with respect to the investment and reinvestment of the assets in any Investment Funds the Company may designate.
          (b) The Investment Subcommittee shall have the powers, with respect to investment and reinvestment of the assets constituting the Investment Funds, to promulgate limitations, restrictions, rules or guidelines with respect to the investment policies and classes of investments in which the assets of the Funds may be invested or reinvested by the Trustee or Trustees, including any such investments made pursuant to the instructions of any investment manager. In the event an investment manager designated pursuant to Section 15.03(a) resigns or otherwise is unable to act, the Investment Subcommittee shall have such power and authority as otherwise would be exercisable by such Investment Manager.
          (c) In the event that the assets of the Trust Fund shall be divided into one or more separate trusts pursuant to the authority provided for in Section 15.02, then the powers of the Investment Subcommittee as provided for in Section 15.03(b) may be exercised with respect to one or more of such trusts within the discretion of the Investment Subcommittee.
          (d) The powers of the Investment Subcommittee as provided in Section 14.03(b), may be exercised at any time or from time to time by the Investment Subcommittee within the discretion of the Investment Subcommittee and shall be pursuant to a written agreement between the Investment Subcommittee and the Trustee or Trustees or, if an investment manager has been appointed, between the Investment Subcommittee and the investment manager.

          (e) The Trust Agreement between the Company (and/or the Employer) and the Trustee or Trustees implementing the Plan shall contain provisions effectuating the provisions of this Section 15 of the Plan.
SECTION 16
Certain Rights and Obligations of Employers and Members
     16.01 Disclaimer of Employer Liability.
          (a) No liability shall attach to the Company or any Employer with respect to a benefit or claim hereunder and Members and their Beneficiaries, and all persons claiming under or through them, shall have recourse only to the Trust Fund for payment of any benefit hereunder.
          (b) The rights of the Members, their Beneficiaries and other persons are hereby expressly limited and shall be only in accordance with the provisions of the Plan. Nothing contained herein shall be deemed to give a Member any interest in any specific property of the Trust or any interest other than a right to receive payments pursuant to the provisions of the Plan.
     16.02 Employer-Associate Relationship. Neither the establishment of this Plan nor its communication through a Summary Plan Description (or otherwise) shall be construed as conferring any legal or other rights upon any Associate or any other person to continue in employment or as interfering with or affecting in any manner the right of the Company or the Employer to discharge any Associate or otherwise act with relation to him. The Company and the Employer may take any action (including discharge) with respect to any Associate or other person and may treat him without regard to the effect which such action or treatment might have upon him as a Member of this Plan.
     16.03 Binding Effect. Each Member, by executing an enrollment form, beneficiary designation and otherwise agreeing to participate in the Plan agrees for himself, his beneficiary(ies), heirs, successors and assigns to be bound by all of the provisions of the Plan.
     16.04 Corporate Action. With respect to any action permitted or required by the Plan, the Company and/or the Employer may act through its appropriate officers:
     16.05 Claim and Appeal Procedure. A Member or beneficiary may file with the Committee or its designee at any time a written claim in connection either with a benefit payable hereunder or otherwise. The Committee or its designee, normally within 90 days after receipt of a written claim, shall render a written decision on the claim, unless an additional 90 days is required by special circumstances which shall be explained to the claimant. If the claim is denied, either in whole or in part, the decision shall include the reason or reasons for the denial; a specific reference to the Plan provision or provisions which are the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why the information or material is necessary; and an explanation of the Plan’s entire claim procedure. The claimant may file with the Committee, within 60 days after receiving the written decision from the Committee, a written notice of request for review of the Committee’s decision. The review shall be made by a committee of up to three individuals (which may include members of the Committee) appointed by the Company or by the Committee. Said committee shall render a written decision on the claim containing the specific reasons for their decision, including a reference to the Plan’s provisions, normally within 60 days after receipt of the request for review, unless an additional 60 days is required by special circumstances which shall be explained to the claimant. If a Member or beneficiary does not file written notice of a claim with the Committee or its designee at the times set forth above, he shall have waived any right to a benefit other than as originally proposed by the Company or the Committee.
SECTION 17
Non-Alienation of Benefits
     17.01 Provisions With Respect to Assignment and Levy. No benefit payable under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, encumber, levy upon or charge the same shall be void; nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided herein. Notwithstanding the foregoing, the creation, assignment, or recognition of a right to any benefit payable to an alternate payee with respect to a Qualified Domestic Relations Order shall not be treated as an assignment or alienation prohibited by this Section. Any other provision of the Plan to the contrary notwithstanding, if a Qualified Domestic Relations order requires the distribution of all or part of a Member’s benefits under the Plan, the establishment or acknowledgment of the alternate payee’s right to benefits under the Plan in accordance with the terms of such Qualified Domestic Relations Order shall in all events be deemed to be consistent with the terms of the Plan.
          Notwithstanding the above a Member’s benefit will be offset against any amount he or she is ordered or required to pay to the Plan pursuant to an order or requirement which arises under a judgment of conviction for a crime involving the Plan, under a civil judgment entered by a court in an action involving a fiduciary breach, or pursuant to a settlement agreement between the Participant and the Department of Labor or the Pension Benefit Guaranty Corporation. Any such offset shall be made pursuant to Section 206(d) of ERISA.
     17.02 Alternate Application. If a Member or Beneficiary under this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under this Plan, except as specifically provided herein, or if any benefit shall, in the discretion of the Committee, cease, and in that event the Committee may hold or apply the same or any part thereof to or for the benefit of such Member or Beneficiary, his spouse, children or other dependents, or any of them, or in such other manner and in such proportion as the Committee may deem proper.
SECTION 18
Amendments
     18.01 Company’s Rights. The Company reserves the right at any time and from time to time in its sole discretion to alter, amend, or modify, in whole or in part, any or all of the provisions of this Plan, provided, however, no such alteration, amendment or modification shall be made which shall decrease the accrued benefit of any Member. Anything in this Plan to the contrary notwithstanding, the Company in its sole discretion may make any modifications or amendments, additions or deletions in or to this Plan as to benefits or otherwise and retroactively if necessary, and regardless of the effect thereof on the rights of any particular Member or Beneficiary, which it deems appropriate and/or necessary in order to comply with or satisfy any conditions of any law or regulation relating to the qualification of this Plan and the trust or trusts created pursuant hereto and to keep this Plan and said trusts qualified under US Code Section 401(a) and the applicable PR Code section(s) and to have the trust or trusts declared exempt from taxation under US Code Section 501(a) and the applicable PR Code section(s).
     18.02 Procedure to Amend. This Plan may be amended by action of the Company’s Board of Directors and evidenced by a written amendment signed by the Company’s Secretary or by any other person so authorized by or pursuant to authority of the Board of Directors.
     18.03 Provision Against Diversion. No part of the assets of the Trust Fund shall, by reason of any modification or amendment or otherwise, be used for, or diverted to, purposes other than for the exclusive benefit of Members and their Beneficiaries under this Plan and administrative expenses of this Plan.
SECTION 19
Termination
     19.01 Right to Terminate. The Company reserves the right to terminate this Plan, in whole or in part, at any time and, if this Plan shall be terminated, the provisions of Section 19.03 shall apply and the Accounts of affected Members shall become (or remain) fully vested and nonforfeitable.
     19.02 Withdrawal of an Employer. If an Employer shall cease to be a participating Employer in this Plan, the Trust Fund and the Accounts of the Members of the withdrawing Employer and their Beneficiaries shall be revalued as if such withdrawal date were a Valuation Date. The Committee shall then direct the Trustee either to distribute the Accounts of the Members of the withdrawing Employer as of the date of such withdrawal on the same basis as if the Plan had been terminated pursuant to Section 19.03 or to deposit in a trust established by the withdrawing Employer pursuant to a plan substantially similar to this Plan assets equal in value to the assets of the Trust Fund allocable to the Accounts of the Members of the withdrawing Employer.
     19.03 Distribution in Event of Termination of Trust. If this Plan is terminated at any time including a partial termination as defined in US Code Section 411(d)(3), or if contributions are completely discontinued and the Company determines that the trust shall be terminated, in whole or in part, the Trust Fund and all Accounts shall be revalued as if the termination date were a Valuation Date and the affected Members’ Accounts shall be distributed in accordance with Section 10.
     19.04 Administration in Event of Continuance of Trust. If this Plan shall be terminated in whole or in part or contributions completely discontinued but the Company determines that the trust shall be continued pursuant to the terms of the Trust Agreement, the trust shall continue to be administered as though the Plan were otherwise in effect. Upon the subsequent termination of the trust, in whole or in part, the provisions of Section 19.03 shall apply.
     19.05 Merger, Consolidation or Transfer. In the case of any merger or consolidation with, or transfer of Plan assets or liabilities to, any other plan each Member shall be entitled to receive a benefit immediately after the merger, consolidation or transfer (if the transferee plan then terminated) which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).
SECTION 20
Construction
     20.01 Applicable Law. The provisions of this Plan except as otherwise governed by ERISA shall be construed, regulated, administered and enforced according to the laws of Puerto Rico and, whenever possible, to be in conformity with the applicable requirements of ERISA, of the US Code to the extent applicable and of the PR Code of 1994.
     20.02 Gender and Number. Wherever applicable, the masculine pronoun as used herein shall include the feminine pronoun and the singular pronoun shall include the plural.

     IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed by a duly authorized officer effective January 1, 2007.

PAYLESS SHOESOURCE, INC.
By:

PAYLESS SHOESOURCE OF PUERTO RICO, INC.
By: